UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Better Choice Company Inc.
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To Our Shareholders,
We are incredibly proud of the progress we have made in 2021. This past year, our focus was all about positioning us for a breakout year in 2022, and we set three key goals to get there: building a best-in-class team, creating an industry-leading innovation pipeline, and developing a go-to-market approach anchored by leading channel partnerships.
Becoming the Most Innovative Premium Pet Food Company in the World
In the last twelve months, we’ve brought Halo Elevate from initial concept to the store shelf, developed a robust, three-year innovation pipeline – which includes the rebranding of our existing Halo Holistic products and the integration of the TruDog brand underneath the Halo umbrella – onboarded two new co-manufacturing partners to secure significant incremental production capacity, and raised $40 million of proceeds with the goal of achieving $100 million of gross sales in 2023.
On the sales side, we’ve secured anchor partnerships with Petco, Pet Supplies Plus, and Phillips for the national launch of Halo Elevate, which gives us distribution in more than 2,000 pet specialty stores by mid-2022. In addition, Halo Holistic has continued to see strong growth in Amazon POS sales – 15% in Q4 2021 – and we are very excited to expand our partnership with Chewy this year. Internationally, we continue to over deliver against the $100 million in contracted minimum revenues from 2021 – 2025 and expect rapid growth in this channel to continue. We are also proud to announce the official launch of our new Halo direct-to-consumer website, which went live in late March 2022 and showcases the new look and feel of the Halo brand.

All these achievements wouldn’t be possible without our incredible team. This year, we added a number of new team members with a wealth of experience from both inside and outside the pet food industry, with individuals from Amazon, Crate and Barrel, Mars Petcare, Nestle’ Purina, CLIF Bar, and Solid Gold joining our team. Not only is this evidence that our “Win-From-Anywhere” culture is working, but also serves as validation that we are building something special at Better Choice. With every day that passes, we are more and more excited about the opportunity we have to become the most innovative premium pet food company in the world, with high-quality brands poised for rapid growth, led by subject matter experts who can deliver results.
The fourth quarter of 2021 was strong for Better Choice and represents the last quarter before the launch of Halo Elevate. Despite unprecedented supply chain disruptions felt across the consumer-packaged goods industry, we were able to deliver 18% quarterly net sales growth, driven by record international sales and continued growth in our E-Commerce channel. For the full year 2021, we generated approximately $56 million in gross sales, an increase of roughly 7% relative to 2020. In addition, we estimate supply constraints and out-of-stocks negatively impacted our full year sales figure by about $6 million – predominately felt in E-commerce.

In Q4 2022 our gross margin was 25%, a decline from prior quarters and a reflection of the impact of broad-scale inflation, which significantly burdened margins on our dry kibble portfolio. That said, we’ve taken action to drive margin improvement throughout 2022, beginning with the transition of our domestic dry kibble production to a new Minnesota based co-manufacturer in January. To date, we’ve already been able to realize significant margin improvement on transitioned SKUs and anticipate we will be able move the entirety of our domestic and international dry kibble production to this new co-manufacturer by the end of Q2 2022. In addition, we implemented a price increase on certain Halo Holistic products in the first week of April 2022, which we expect will also help alleviate margin pressure going forward.
We continue to maintain a strong balance sheet and had approximately $28.9 million of cash as of December 31, 2021. Although we plan to continue to invest in the growth of the Halo brand and the launch of Halo Elevate this year, we believe we have sufficient capital on hand to execute our strategic plan, which has us achieving $100 million in gross sales by 2023.
Update on the Halo Elevate Launch and Key Takeaways from Global Pet
In late March 2022, our sales team spent three days at Global Pet, one of the largest annual pet industry trade shows, and officially unveiled the new look and feel of the Halo brand to the industry. Although it’s still early, the response from customers, distributors and suppliers has been overwhelmingly positive – which is great momentum for us as our key launch partners made significant initial purchases of Halo Elevate in Q1 2022 and are in the process of stocking their shelves.
In 2021 we secured three critically important anchor partnerships for the national launch of Halo Elevate – Petco, Pet Supplies Plus and Phillips Pet Food and Supplies – giving us distribution in more than 2,000 pet specialty stores by mid-2022. Thanks to these newly formed partnerships and strong initial feedback from retailers, we anticipate that Halo Elevate will be available in more than 2,000 pet specialty stores by the end of July 2022, with incremental linear feet also secured in certain locations.
Relative to the expectations that we shared in November 2021, this represents a 37% increase in the total number of on-shelf distribution points, which accounts for both the number of total pet specialty doors and the amount of linear feet secured in each location.
This increase in shelf space has been driven by a few key events:
1.Petco’s decision to increase number of stores that carry Halo Elevate to more than 1,000 locations, with approximately 600 of these locations allocated eight feet of shelf space, and the remainder four feet of shelf space. In addition, Petco has classified Halo Elevate as a Best Choice Brand.
2.An increase in the total number of Pet Supplies Plus store locations from 560 in 2021 to more than 600 in 2022. As a Preferred Brand, we expect to secure five feet of shelf space in all Pet Supplies Plus locations.
3.Solidifying our independent distribution with Phillips Pet Food and Supplies, which gives us access to the largest network of independent pet food stores in the United States. The size of the locations serviced by Phillips can vary, but these stores often come with a fiercely loyal and dependable consumer base.
4.Securing significant dry kibble and canned wet food supply, which has enabled us to achieve 100% fill rates for Halo Elevate – a huge advantage in an industry with significant out-of-stocks.

While these positive developments were not reflected in our 2021 financials, we have already begun to see their impact in the first quarter of 2022. We estimate that Q1 2022 gross sales will exceed 40% growth relative to Q1 2021, where we delivered $13.4 million of gross sales. To date, our growth in 2022 has been driven by initial sales of Halo Elevate, as well as strong Halo Holistic sales in our E-Commerce and International channels.
For those of you that have been following our story since our uplist to the NYSE back in June, I’d recommend you check out some of the new social and digital content now available on the Better Choice and Halo websites, as those will be dynamic sources of information as our launch progresses this year. In addition, I’d also encourage you to visit your local pet specialty store to see Halo Elevate on shelf and hear directly from a store associate about the brand we are building. So far, my Goldendoodle Leo has only told me good things about his lunch and dinner. Please visit our store locator on www.halopets.com to find a location near you.

Here's to Growing Together,

12400 Race Track Road
Tampa, Florida 33626
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 29, 2022
To Our Shareholders:
You are cordially invited to attend our 2022 Annual Meeting of Shareholders on June 13, 2022 at 9:00 a.m. (Eastern Time), which will be held virtually.
We are holding this meeting to:
1.Elect our directors;
2.Ratify the appointment of BDO USA, LLP as our independent registered public accountants for 2022;
3.Conduct an advisory vote on executive compensation;
4.Conduct an advisory vote on the frequency of future advisory votes on executive compensation; and
5.Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.
All shareholders of record at the close of business on April 18, 2022 are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to vote by telephone, mail, or over the Internet as soon as possible. You can vote at the Annual Meeting in person or by proxy and you may revoke your proxy at any time prior to its exercise at the Annual Meeting.
This Notice regarding the Availability of Proxy Materials for the Shareholder Meeting to be held June 13, 2022, this Proxy Statement and our 2021 Annual Report to Shareholders are available at www.ProxyVote.com. If you would like to request a copy of the materials for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. Unless requested, you will not otherwise receive a paper or email copy of the materials.
We are electronically disseminating Annual Meeting materials to our shareholders, as permitted under the "Notice and Access" rules approved by the SEC. Shareholders who have not opted out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the Internet.

By Order of the Board of Directors,
Sharla A. Cook Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on June 13, 2022:
This Notice of Annual Meeting, Proxy Statement and our 2021 Annual Report to Shareholders
are available electronically at www.ProxyVote.com

QUESTIONS AND ANSWERS
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the SEC we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Better Choice Company Inc., is soliciting your proxy to vote at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) including at any adjournments or postponements thereof. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 29, 2022 to all shareholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. All shareholders will have the ability to access the proxy materials on the website at www.ProxyVote.com or may request a printed set of the proxy materials. Instructions on how to access the proxy materials or to request a printed copy may be found in the Notice.
Why am I receiving these materials?
The Board of Directors of Better Choice Company Inc. is making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our 2022 Annual Meeting, or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will occur virtually on June 13, 2022 at 9:00 a.m. (Eastern Time).
How do I attend the Annual Meeting?
The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/BTTR2022 on Monday, June 13, 2022 at 9:00 a.m. (Eastern Time). To attend the meeting, you will need the 16-digit control number included in the Notice, your proxy card or the instructions that accompanied your proxy materials. Online check-in will begin at 8:45 a.m. (Eastern Time) and you should allow ample time for the check-in procedures. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Information on how to vote before and during the Annual Meeting is discussed below.
What is the purpose of the Annual Meeting?
For shareholders to vote on the following proposals:
•To elect directors;
•To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending 2022;
•An advisory resolution on executive compensation;
•To adopt a one year frequency on future advisory votes on executive compensation; and
•To transact any other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
How does the Board of Directors recommend I vote on these proposals?
The Board recommends that you vote:
•"FOR" the election of all directors (Proposal 1);
•"FOR" the ratification of the appointment of BDO, LLP as our independent registered public accounting firm for 2022 (Proposal 2).
•"FOR" the advisory vote on executive compensation (Proposal 3); and
•"FOR" the adoption of one year as the frequency of future advisory votes on executive compensation (Proposal 4).
Who is entitled to vote at the Annual Meeting?
Holders of our common stock as of the close of business on April 18, 2022 (the "Record Date") may vote at the Annual Meeting. As of the Record Date, there were 29,364,712 shares of common stock outstanding. Each share of common stock is entitled to one vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Equity Stock Transfer, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. As a stockholder of record, you may vote your shares at the Annual Meeting or by proxy as described below.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in street name. The Notice and, upon your request, the proxy materials were forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by following their instructions for voting.
How can I vote my shares?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote through the Internet before or during the Annual Meeting, by proxy through the Internet or by telephone or by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.
•To vote using the proxy card, complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Daylight Time on June 12, 2022 to be counted.
•To vote through the Internet before the meeting, please visit www.ProxyVote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Daylight Time on June 12, 2022 to be counted.
•To vote through the Internet during the meeting, please visit www.virtualshareholdermeeting.com/BTTR2022. You will be asked to provide the company number and control number from the Notice.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the Notice containing voting instructions from that organization rather than from the Company. Follow the voting instructions in the Notice to ensure that your vote is counted. To vote through the Internet during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.
If I submit a proxy, how will it be voted?
When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to our Corporate Secretary to vote the shares in accordance with the recommendations of our Board as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.
Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•Written notice to our Corporate Secretary at 12400 Race Track Road, Tampa, Florida 33626; or
•Timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet
Your most current proxy card or telephone or Internet proxy is the one that is counted. If you are a beneficial owner of shares held in street name, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions.

What constitutes a quorum at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented to conduct business at the Annual Meeting. On the Record Date, there were 29,364,712 shares outstanding and entitled to vote. Thus, the holders of at least 14,682,357 shares must be present in person or represented by proxy at the meeting to have a quorum. Your shares will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting.
Abstentions and withhold votes are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some of or all the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called "broker non-votes") are also considered "shares present" for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.
What is the voting requirement to approve each of the proposals?
Provided that there is a quorum, the voting requirements are as follows:

Proposal	Vote Required	Broker Discretionary Voting Allowed?
Election of directors	Plurality of votes present	No
Ratification of appointment of independent registered public accounting firm	Majority of votes present	Yes
Advisory vote on executive compensation	Majority of votes present	No
Frequency on future advisory votes on executive compensation	Majority of votes present	No
Who pays for the cost of this proxy solicitation?
We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
How do I submit a stockholder proposal for consideration at next year's annual meeting of shareholders?
To be considered for inclusion in our proxy materials for our 2023 Annual Meeting of Shareholders, your proposal must be submitted in writing by December 30, 2022 to our Corporate Secretary at 12400 Race Track Road, Tampa, Florida 33626, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). However, if the 2023 Annual Meeting of Shareholders is advanced by more than 30 days prior to or delayed by more than 30 days after June 14, 2023, then the deadline will be a reasonable time prior to the time we begin to print and send our proxy materials. To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2023.
Pursuant to our Bylaws, if you wish to submit a proposal (including a director nomination) at the 2023 Annual Meeting of Shareholders that is not to be included in next year’s proxy materials, you must do so not less than 90 days prior to the 2023 Annual Meeting; provided, however, that in the event that less than 100 days notice of prior public disclosure of the date of the 2023 Annual Meeting is given or made to shareholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2023 Annual Meeting was mailed or such public disclosure was made. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

As detailed in our Bylaws, to bring a proposal before an annual meeting of shareholders, your notice of your proposal to our Corporate Secretary must include: (i) your name and address, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed; (ii) a representation that you are a holder of record of stock of the Company entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduced the business specified in the notice; (iii) if applicable, a description of all arrangements or understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made; (iv) such other information regarding each nominee or each matter of business to be proposed as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and (v) if applicable, the consent of each nominee to serve as director of the Company if so elected.
PROPOSAL 1. ELECTION OF DIRECTORS
Our Bylaws provide that our Board shall have no less than one nor greater than nine directors. The number of directors may be established from time-to-time by resolution of the Board of Directors or shareholders, but no decrease shall have the effect of shortening the terms of any incumbent director. Our Board currently consists of five members. At each annual meeting, the shareholders shall elect directors to hold office until the next succeeding annual meeting. Each director shall hold office for the term for which he or she is elected and until his or her successor shall have been elected and qualified or until his or her earlier resignation, removal from office or death. The table below sets forth information with respect to our directors as of April 18, 2022:

Name	Age	Director Since
Lionel F. Conacher	59	2021
Arlene Dickinson	65	2021
Gil Fronzaglia	60	2021
John M. Word III	75	2019
Michael Young	43	2019
Biographical information for each director nominee is contained in the following section. If elected at the Annual Meeting, each of these nominees will serve for a term expiring at the 2023 annual meeting of shareholders and until his or her successor shall have been elected and qualified or until earlier resignation, removal from office or death. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee is not able to serve, proxies will be voted in favor of the other nominee and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the election of all directors.

The Board recommends a vote "FOR" the election of all directors.
Director Biographies
Lionel F. Conacher. Mr. Conacher has served as a director since September 2021. He has over thirty years of financial experience, spanning senior positions in public companies in both Canada and the US, investment banking, private equity and venture capital. Mr. Conacher currently serves as Chairman of DXL Group (NASDAQ: DXLG), where he has successfully guided the retail chain through the COVID-19 pandemic. In 2018, Mr. Conacher co-founded a San Francisco based venture capital fund, Next Ventures, after serving as a Senior Advisor and Operating Partner at Altamont Capital Partners, a Palo Alto based Private Equity Firm, for over seven years. Prior to his experience at Altamont Partners, he co-founded and served as the CEO of Westwind Partners Inc., a specialized Canadian institutional investment bank that was ultimately sold to Thomas Weisel Partners for $170 million in 2007 before being acquired by Stifel in 2010. Mr. Conacher holds an A.B. in Economics & Art History from Dartmouth College and is also actively involved in a variety of non-profits.

We believe Mr. Conacher’s qualifications to serve as a director of our Company include his extensive senior level executive management and finance experience in the Canadian and U.S. capital markets, his experience leading retail businesses and his experience on other public company boards of directors.
Arlene Dickinson. Ms. Dickinson has served as a director since September 2021. She is a well-known entrepreneur and General Partner of District Ventures Capital, a venture capital fund focused on helping market, fund and grow entrepreneurs and their companies in the food and health space. Ms. Dickinson is widely recognized for her role as a Dragon/Venture Capitalist for over 12 seasons on the multi-award-winning CBC television series, Dragons’ Den. Prior to joining the cast of Dragons’ Den, she served as the President and CEO of Venture Communications, a Calgary based agency that became one of Canada’s largest independent marketing firms. She is a three-time best-selling author, podcaster and accomplished public speaker and sits on several boards. Ms. Dickinson has won numerous awards, including Calgary Business Owner of the year, PROFIT Magazine’s Top 100 Women Business Owners and Canada’s Most Powerful Women Top 100.
We believe Ms. Dickinson’s qualifications to serve as a director of our Company include her extensive senior level executive management and finance experience in the Canadian capital markets, her experience in the food and health industry and her experience on other boards of directors.
Gil Fronzaglia. Mr. Fronzaglia has served as a director since April 2021. He has had a successful career serving as both a board and management team member for large consumer products companies, natural food and beverage startups and most notably as a founding member and VP of Operations for Blue Buffalo. In addition to joining the board of Better Choice in 2021, Gil has served as a board member of Quinn Snacks since 2016, where he was the Interim COO from December 2018 through July 2019. Mr. Fronzaglia has also served as a board member of Grillo’s Pickles, the premium pet care brand I And Love And You and Spindrift Beverage Co. Mr. Fronzaglia holds a Bachelor of Science from Northeastern University, and a Masters of Business Administration from Barry University.
We believe Mr. Fronzaglia’s qualifications to serve as a director of our Company include his extensive senior level executive management experience, experience in the pet food sector and experience in the consumer packaged goods industry.
John M. Word III. Mr. Word has served as a director since January 2020. Mr. Word founded the Word & Brown General Agency in 1984 to market and distribute health plans through California’s vast brokerage community and by 1986, the company was recognized as the largest independent small group health distributor in the nation. That same year, the company launched the nation’s first COBRA administration operation, sensing that employers needed assistance and qualified support with federal COBRA laws. CaliforniaChoice®, a groundbreaking enterprise empowering small business employees to select from multiple health plans within one program, was launched in 1996. Mr. Word’s professional credentials include Chartered Life Underwriter (CLU), Registered Health Underwriter (RHU), and Registered Employee Benefits Consultant (REBC). He has served as President of the California Association of Health Underwriters (CAHU), President of the Orange County Association of Health Underwriters (OCAHU) and Chairman of the National Association of Health Underwriters (NAHU) Leading Producers Roundtable program. Mr. Word holds a Bachelor of Science in Marketing and Finance from William Jewel College in Liberty, Missouri.
We believe Mr. Word’s qualifications to serve as a director of our Company include his background in running successful organizations, understanding of consumer needs and marketing to those needs.
Michael Young. Mr. Young has served as our Chairman since December 2019. Mr. Young is the founding partner of Cottingham Capital, an investment company focused on real estate and technology investments, and has served as Managing Partner since its inception in January 2017. Prior to January 2017, he served as the Managing Director and Co-Head of Trading of GMP Securities, L.P., a Canadian investment bank, and before assuming the title of Co-Head of Trading, he established and ran the Equity Capital Markets desk for the bank’s U.S. operations in New York City. Mr. Young has extensive senior level executive management and trading experience in the Canadian and U.S. capital markets. Throughout his career in finance and banking, he has built a strong network of Canadian, American, and international investors. Mr. Young currently serves on the boards of Aerues Inc., an anti-microbial copper coating technology company, and XIB I Capital Corp., a capital pool company. He also sat on the board of ICC Labs, which was recently acquired for C$290 million by Aurora and was also a founding shareholder and board member of Nuuvera, which was acquired for C$550 million in 2018. Mr. Young holds a diploma in Finance from George Brown College.
We believe Mr. Young’s qualifications to serve as a director of our Company include his extensive senior level executive management and trading experience in the Canadian and U.S. capital markets and his experience on other boards of directors.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
Our Board of Directors has adopted a Code of Ethics and Business Conduct that is applicable to all of our employees, executive officers, and directors of the Company (the “Code of Conduct”). The Code of Conduct is available on our website at https://ir.betterchoicecompany.com/corporate-governance/governance-documents. The Nominating and Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers, and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.
Director Independence
Each of our directors standing for election, other than John M. Word III, meets the definition of “independence” per Rule 803 of the NYSE American Company Guide.
Risk Oversight
The Audit Committee of our Board of Directors is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management policies and strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of our Board of Directors or the Compensation Committee of our Board of Directors (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Communications with Directors
Interested parties may communicate with our Board of Directors or with an individual director by writing to our Board or to the particular director and mailing the correspondence to: 12400 Race Track Road, Tampa, Florida 33626, Attention: Corporate Secretary. The Corporate Secretary will promptly relay to the addressee all communications that require prompt attention and will regularly provide our Board with a summary of all substantive communications.
Board Qualifications
Our Board of Directors has delegated to the Nominating and Governance Committee of our Board of Directors the responsibility for recommending to our Board the nominees for election as directors at the annual meeting of shareholders and for recommending persons to fill any vacancy on our Board. Our Nominating and Governance Committee selects individuals for nomination to our Board based on the following criteria. Nominees for director must:
•Possess unquestionable moral and ethical character and core values.
•Have a genuine interest in Better Choice and recognition that as a member of our Board, each director is accountable to all of our shareholders, not to any particular interest group.
•Have a background that demonstrates experience, expertise and education in areas such as consumer product goods, corporate strategy, supply chain management, consumer marketing, technology and cybersecurity, financial and regulatory affairs, international sales and distribution and general management.
•Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to Better Choice and our shareholders.

•Have the ability and willingness to make the personal commitment to invest the time, schedule and workload to be an active, participatory member of our Board and the Board’s responsibilities and commitment to corporate best practices.
•Be compatible and able to work well with other directors, executives and other employees in a team effort with a view to a long-term relationship with Better Choice as a director.
•Have independent opinions and be willing to state them in a constructive manner.
Directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin and age, and education and experience in business, the consumer product market, the pet specialty sector, product marketing, product distribution and manufacturing and other areas relevant to our activities are factors in the selection process. As a majority of our Board must consist of individuals who are independent, a nominee's ability to meet the independence criteria established by the NYSE American is also a factor in the nominee selection process. For a better understanding of the qualifications of each of our directors, we encourage you to read their biographies set forth in this proxy statement.
Director Nominations
Our Nominating and Governance Committee will consider candidates for director recommended by shareholders so long as the recommendations comply with our Certificate of Incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our Nominating and Governance Committee will evaluate such recommendations in accordance with its charter, our Bylaws and the regular nominee criteria described above. Shareholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section above entitled "Questions and Answers" under the question "How do I submit a stockholder proposal for consideration at next year's annual meeting of shareholders?"
Attendance at Annual Meeting
Directors are expected to attend our annual meetings of shareholders.
Related Party Transaction Policy
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $50,000 in any one fiscal year, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of our executive officers, one of our directors, or a nominee to become one of our directors;
•any person who is known by us to be the beneficial owner of more than 5.0% of any class of our voting securities;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of any class of our voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of any class of our voting securities; and
•any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5.0% or greater beneficial ownership interest in any class of the Company’s voting securities.
Our Related Party Transaction policy subjects these transactions to review and either approval or disapproval of entry into the Related Party Transaction, subject to certain limited exceptions, by our Nominating and Governance Committee. In determining whether to approve or disapprove entry into a Related Party Transaction, our Nominating and Governance Committee shall take into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.

Board Meetings and Committees
Our Board of Directors met seven times during 2021. Our Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Strategic Advisory Committee, each of which has the composition and responsibilities described below. Each committee is governed by a written charter. In 2021, each director attended all of the meetings of the Board and the committees on which such director serves. Each committee charter is posted on our website at https://ir.betterchoicecompany.com/corporate-governance. From time to time, our Board may also establish other, special committees when necessary to address specific issues.
Audit Committee
Our Audit Committee’s responsibilities include, among other matters: appointing, approving the compensation of, and assessing the independence of our registered public accounting firm; overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm; reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures; coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures; discussing our risk management policies; meeting independently with our internal auditing staff, if any, registered public accounting firm and management; reviewing and approving or ratifying any related person transactions; and preparing the audit committee report required by the SEC.
The members of our Audit Committee are Messrs. Conacher, Fronzaglia and Young. Mr. Conacher has been appointed as chairperson beginning in 2022. Our Board has determined that each of Messrs. Conacher, Fronzaglia and Young is independent under the applicable independence standards of Rule 10A-3 under the Exchange Act applicable to audit committee members. In addition, our Board has determined that Messrs. Conacher and Fronzaglia each qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K. Our Audit Committee met four times during 2021.
Compensation Committee
Our Compensation Committee’s responsibilities include, among other matters: reviewing and approving, or recommending for approval by our Board of Directors, the compensation of our Chief Executive Officer and our other executive officers; overseeing and administering our cash and equity incentive plans; reviewing and making recommendations to our Board of Directors with respect to director compensation; reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; reviewing and discussing the voting recommendations of our shareholders on matters involving executive compensation, to the extent required; and preparing the annual compensation committee report required by SEC rules, to the extent required. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2021.
The members of our Compensation Committee are Messrs. Conacher, Fronzaglia and Young, and Mr. Fronzaglia serves as chairperson. Our Compensation Committee met five times during 2021.
Nominating and Governance Committee
Our Nominating and Governance Committee’s responsibilities include, among other matters: identifying individuals qualified to become Board of Director members; recommending to our Board of Directors the persons to be nominated for election as directors and to each Board committee; developing and recommending to our Board of Directors corporate governance guidelines, and reviewing and recommending to our Board of Directors proposed changes to our corporate governance guidelines from time to time; and overseeing a periodic evaluation of our Board of Directors.
The members of our Nominating and Governance Committee are Ms. Dickinson and Messrs. Fronzaglia and Conacher. Ms. Dickinson has been appointed as chairperson beginning in 2022. Our Nominating and Governance Committee did not meet separately during 2021.
Strategic Advisory Committee
Our Strategic Advisory Committee’s responsibilities include, among other matters: assessing the progress and performance of our development programs and projects, and identifying, assessing, implementing, and monitoring corporate opportunities that may offer meaningful strategic or commercial benefit to the Company.
The members of our Strategic Advisory Committee are Messrs. Fronzaglia, Young and Word, and Messrs. Young and Word serve as co-chairs of this Committee. Our Strategic Advisory Committee met twice during 2021.

DIRECTOR COMPENSATION
Our non-employee directors may receive cash and/or compensation for their service as directors.
Director Compensation Table
The following table summarizes the compensation of our non-employee directors who served during 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)	Aggregate Number of Unexercised Options Held
Lionel F. Conacher	12,500	55,676	—	68,176	27,027
Arlene Dickinson	12,500	55,676	—	68,176	27,027
Gil Fronzaglia	34,375	108,003	—	142,378	33,334
John M. Word III	50,000	125,602	—	175,602	36,667
Michael Young	50,000	148,402	—	198,402	133,207
Michael Close(2)	41,667	156,002	—	197,669	16,667
Clinton Gee(2)	41,667	156,002	—	197,669	16,667
Jeff Davis(3)	77,500	183,936	—	261,436	120,001
Lori Taylor(3)	77,500	183,936	—	261,436	228,334
(1)Represents the aggregate grant-date fair value of stock awards granted to each non-employee director, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 718. The grant-date fair values were calculated using the Black Scholes model. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in Note 13 to our audited consolidated financial statements included in our Annual Report on Form 10-K filed on March 29, 2022. The values in this column include any incremental fair value for modifications of stock options in accordance with Topic 718.
(2)On April 22, 2021, each of Michael Close and Clinton Gee submitted to the Board of the Company, a notice of resignation from his respective position as a director of the Board, with such resignation to be effective immediately. The Board accepted the resignations, neither of which resulted from any disagreement with the Board. Following their resignations as directors, Messrs. Close and Gee served as advisors to the Board through the termination of the respective advisory consulting agreements on October 7, 2021.
(3)On September 27, 2021, each of Jeff Davis and Lori Taylor submitted to the Board of the Company, a notice of resignation from their respective positions as a director of the Board, with such resignation to be effective immediately. Mr. Davis also resigned from his positions on the Company's Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board accepted the resignations, neither of which resulted from any disagreement with the Board.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
Our Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations.
Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of BDO USA, LLP for the fiscal year ending 2022 to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our shareholders do not ratify the selection, it will be considered as notice to our Board and our Audit Committee to consider the selection of a different firm. Even if the selection is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Change in Independent Registered Public Accounting Firm
As previously disclosed, on September 7, 2021, our Board of Directors, upon the recommendation of our Audit Committee, approved the engagement of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021, subject to completion of BDO's standard client acceptance procedures and execution of an engagement letter, and dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm. EY had served as the Company’s independent registered public accounting firm for the years ended December 31, 2020 and 2019.
With the exception of a “going concern” qualification, EY’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2019 and 2020, and the subsequent interim periods through September 7, 2021, there were (i) no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to EY’s satisfaction, would have caused EY to make reference thereto in their reports on the financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K except that EY issued the Company a material weakness letter in connection with EY’s audit of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2019 which identified a material weakness relating to the Company’s internal controls over financial reporting. During fiscal year ended December 31, 2020, the Company implemented and executed a plan to effectively remediate the material weaknesses in its internal controls. EY did not issue the Company a material weakness letter in connection with the audit of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2020.

During the fiscal years ended December 31, 2019, and 2020, and the subsequent interim periods through September 7, 2021, neither the Company nor anyone acting on its behalf consulted with BDO regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or the effectiveness of internal control over financial reporting, and neither a written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
The table below sets forth the aggregate fees for services related to the fiscal year ended December 31, 2021 by BDO, the Company's independent registered certified public accounting firm since September 7, 2021:

2021
Audit Fees (1)	$334,038
Audit-Related Fees (2)	$—
Tax Fees (3)	$21,156
All Other Fees (4)	$3,500
Total	$358,694
The table below sets forth the aggregate fees for services related to the fiscal year ended December 31, 2021 and 2020 by EY, the Company's independent registered certified public accounting firm until September 7, 2021:

	2021	2020
Audit Fees (1)	$319,208	$740,198
Audit-Related Fees (2)	$—	$93,000
Tax Fees (3)	$31,428	$68,750
All Other Fees (4)	$259,245	$173,000
Total	$609,881	$1,074,948
(1)Audit fees consist of fees billed for services rendered for the audit of our financial statements included in our annual reports on Form 10-K and review of our financial statements included in our quarterly reports on Form 10–Q.
(2)Audit–related fees consist of fees reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported as “Audit Fees.”
(3)Tax fees consist of fees billed for professional services related to the preparation of our U.S. federal and state income tax returns and tax advice.
(4)All other fees consist of fees for other items, including fees related to our registration statements.
Pre-Approval Policies and Procedures
Pursuant to our Audit Committee Charter, the Committee, or the Chair of the Committee, shall pre-approve all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. For the fiscal year ended December 31, 2021, all fees paid have been approved by the Audit Committee.

Our Board recommends a vote "FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending 2022.
Auditors Representation at the Meeting
Representatives of the principal accountant for the current year and for the most recently completed fiscal year will be present at the Meeting, and therefore they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT
Better Choice management is responsible for establishing and maintaining effective internal controls and preparing Better Choice's consolidated financial statements. BDO USA, LLP is responsible for expressing an opinion on Better Choice Company’s consolidated financial statements as to whether they present fairly, in all material respects, Better Choice Company’s financial position, results of operations and cash flows, in conformity with GAAP. The Audit Committee is responsible overseeing these activities.
We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2021 with Better Choice Company's management and with BDO USA, LLP, including the results of BDO USA, LLP's audit of Better Choice's financial statements. We have also discussed with BDO USA, LLP all matters required to be discussed by the Standards of PCAOB for communication with audit committees.
We have also received and reviewed the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the PCAOB regarding BDO USA, LLP's communications with the Audit Committee concerning independence, and have discussed with BDO USA, LLP its independence from Better Choice, as well as any relationships that may impact BDO USA, LLP's objectivity and independence.
Based on our review of the matters noted above and our discussions with Better Choice's management and independent registered public accountants, we recommended to the Board of Directors that the audited consolidated financial statements be included in Better Choice Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors
Lionel F. Conacher (Chair) Gil Fronzaglia Michael Young
This report of our Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

EXECUTIVE OFFICERS
The ages (as of April 18, 2022) and biographies for each of our executive officers is set forth below.

Name	Age	Biography
Scott Lerner Chief Executive Officer	49	Mr. Lerner was appointed as Chief Executive Officer of the Company in January 2021. Prior to joining the Company, Mr. Lerner served as the Chief Executive Officer of Farmhouse Culture from October 2018 to January 2021 and as the Chief Executive Officer of Kernel Season’s from January 2015 to October 2018. Previously, Mr. Lerner held positions with PepsiCo, ConAgra Foods and Kimberly-Clark, where he managed brands such as Naked Juice, Quaker Oats, Scott Tissue and Parkay Margarine. In 2008, Mr. Lerner created his own functional beverage brand called Solixir, exiting in 2014. Following the sale of Solixir, Mr. Lerner partnered with the private equity group VMG partners to become the CEO of Kernel Season’s.
Sharla A. Cook Chief Financial Officer	41	Ms. Cook was appointed as our Chief Financial Officer in October 2020 after having served as Vice President, Finance and Accounting since May 2020. Prior to joining the Company, Ms. Cook served as Vice President, Accounting, and Corporate Controller at InvestRes from May 2019 until April 2020. Prior to that, Ms. Cook was Corporate Controller at Checkers Drive-In Restaurants, Inc. from December 2015 until April 2019 and prior to that, Senior Director of SEC Reporting at Syniverse Technologies, Inc. Ms. Cook is a Certified Public Accountant in the State of Florida and holds a Bachelor of Science in Accounting from Southeastern University.
Donald Young Executive Vice President, Sales	58	Mr. Young joined Better Choice Company in January 2021 with more than 29 years of experience leading the sales organizations of several pet specialty pet food brands including The Nutro Company (Natural Choice, MAX, and Greenies Brands) and Merrick Pet Care, Inc. (Merrick, Backcountry, Purrfect Bistro and Fresh Kisses Brands). Following his service at The Nutro Company, Mr. Young joined Merrick Pet Care’s Pet Specialty business from 2010 to 2020 as Vice President of Sales. Donald has also been recognized by his peers in the Pet Industry for his track record of success, including recognition as one of Pet Age Magazine’s 2019 ICON Winners.
Robert Sauermann Executive Vice President, Strategy	30	Mr. Sauermann joined Better Choice Company in December 2019, concurrent with the acquisition of Halo, and currently serves as the Executive Vice President of Strategy. Prior to joining the Halo team full-time in October 2019 as its Chief Strategy Officer, Mr. Sauermann served as an Investment Professional at Pegasus Capital Advisors from 2016 to 2019. In that role, he also served on the board of Halo from 2017 through 2019. Mr. Sauermann previously served on the boards of Organix Recycling, National Strategies, and currently serves on the board of SGV International. Mr. Sauermann began his career at Credit Suisse in New York. Mr. Sauermann is a graduate of Harvard College and holds a degree in Economics and Earth and Planetary Science.
EXECUTIVE COMPENSATION
The following is a discussion and analysis of the compensation arrangements for our named executive officers, or NEOs. We are currently considered a “smaller reporting company” for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are providing a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table as well as narrative disclosures regarding our executive compensation program. Our NEOs for 2021 consist of the following individuals:
•Scott Lerner, our Chief Executive Officer;
•Sharla A. Cook, our Chief Financial Officer;
•Donald Young, our Executive Vice President, Sales; and
•Robert Sauermann, our Executive Vice President, Strategy.

Executive Compensation Components
Base Salaries
The NEOs receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Our Compensation Committee adjusts NEO base salaries based on review of available market information. Our Board of Directors established an annual base salary for each of our NEOs as follows:

	Annual Base Salary
Name	2020		2021	2022
Scott Lerner	N/A		$325,000	$350,000
Sharla A. Cook	$200,000		$200,000	$225,000
Donald Young	N/A		$250,000	$275,000
Robert Sauermann	$225,000	(1)	$225,000	$240,000
(1)Increased from $200,000 effective May 1, 2020.
Annual Incentive
The purpose of our annual incentive bonus program is to incent all individuals in the organization to meet or exceed both our annual budget goals as well as individual responsibilities. Our annual incentive program requires minimum performance thresholds for any payout to occur for specific performance measures and objectives. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. Our Compensation Committee believes the achievement of year-over-year gross revenue, gross margin and Adjusted EBITDA growth goals will result in sustainable long-term shareholder value creation. Our 2021 annual incentive potential was based on achievement levels of these financial metrics, measured against our annual plan as approved by our Board. Overall, the NEOs' annual incentive bonus was weighted as follows: 50% Gross Revenue; 25% Gross Margin; 25% Adjusted EBITDA. The CEO was eligible for a payout of 35% of base salary while the other NEOs were eligible for a payout of 25% of base salary based on these metrics.
Equity Compensation
The goals of our long-term, equity-based incentive awards are to align the interests of our NEOs and other employees, non-employee directors and consultants with the interests of our shareholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our NEOs through the vesting period of the awards.
To reward and retain our NEOs in a manner that best aligns employees’ interests with shareholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. The exercise price of each stock option grant is the fair market value of our common stock on the grant date.
Repricing of Stock Options
Effective October 1, 2020, all outstanding stock option awards under the Amended and Restated 2019 Equity Incentive Plan held by current employees as of October 1, 2020 were repriced concurrent with the closing of the Company’s Series F Private Placement. In total, 1,012,956 stock options were repriced. The exercise price was set at a 20% premium to the Series F conversion price, or $3.60 per share. No other terms of the stock options were changed.
Our Board of Directors effectuated the repricing to realign the value of the stock options with their intended purpose, which is to retain and motivate the holders of the stock options to continue to work in the best interests of the Company. Prior to the repricing, many of the stock options had exercise prices well above the then recent market prices of our common stock. The stock options were repriced unilaterally and the consent of holders was neither necessary nor obtained.

Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) retirement savings plan that allows eligible employees to contribute a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our NEOs are eligible to participate in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our NEOs in accordance with our compensation policies. During 2020, the Company had a separate 401(k) plans for our subsidiaries, TruPet LLC ("TruPet") and Halo, Purely for Pets, Inc. ("Halo"), and provided an employer matching contribution under each plan. Beginning in 2021, the Company provided an employer matching contribution of 50% up to 5% of compensation under our 401(k) plan.
Employee Benefits and Perquisites. All of our full-time employees, including our NEOs, are eligible to participate in our employee benefit plans and programs, including medical, dental, and vision benefits, health spending accounts, short and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans.
Termination and Change in Control Benefits. Our NEOs may become entitled to certain benefits or enhanced benefits in connection with certain qualifying terminations of employment and/or a change in control of our Company. Each of our NEOs’ employment agreements entitles them to severance in the event of the termination of their employment.
Summary Compensation Table
The table below sets forth the compensation earned by our NEOs for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Scott Lerner (3) Chief Executive Officer	2021	325,000	78,203	—	1,209,999	—	7,535	1,620,737
	2020	—	—	—	350,003	—	—	350,003
Sharla A. Cook (4) Chief Financial Officer	2021	200,000	34,375	—	317,701	—	9,942	562,018
	2020	143,562	45,313	—	79,721	—	3,385	271,981
Donald Young Executive Vice President, Sales	2021	250,000	42,969		991,704	—	8,694	1,293,367

Robert Sauermann Executive Vice President, Strategy	2021	225,000	38,672	—	590,701	—	6,794	861,167
	2020	216,712	50,977	—	56,131	—	6,501	330,321
(1)The amounts reported reflect the grant date fair value of the stock options granted, as computed in accordance with ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The assumptions that we used to calculate these amounts are discussed in Note 13 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and incorporated by reference herein. The values in this column include the incremental value due to the repricing on October 1, 2020 as computed in accordance with ASC Topic 718.
(2)The amounts reported reflect matching 401(k) payments.
(3)Mr. Lerner commenced employment and was appointed as our Chief Executive Officer effective January 1, 2021; Mr. Lerner's employment agreement was entered into on December 28, 2020, and on the same date he received an initial grant of 83,334 stock options at an exercise price of $6.78 per share, for which the grant date fair value is reflected for the year ended December 31, 2020.
(4)Ms. Cook commenced employment with us in April 2020 and was appointed as our Chief Financial Officer in October 2020.

Outstanding Equity Awards at Fiscal Year-End
The table below sets forth the outstanding stock option awards held by the NEOs as of December 31, 2021. None of our NEOs hold stock awards.

	Option Awards
Name	Option/Stock Award Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott Lerner	8/19/2021	(1)	—	25,000	5.00	8/19/2031
	7/8/2021	(1)	—	33,333	5.00	7/8/2031
	3/3/2021	(2)	—	200,000	8.82	3/3/2031
	12/28/2020	(1)	27,778	55,556	6.78	12/28/2030
Sharla A. Cook	8/19/2021	(1)	—	15,000	5.00	8/19/2031
	7/8/2021	(1)	—	33,333	5.00	7/8/2031
	3/3/2021	(2)	—	25,000	8.82	3/3/2031
	1/8/2021	(1)	—	16,667	7.74	1/8/2031
	4/13/2020	(1)	18,518	14,816	3.60	4/13/2030
Donald Young	8/19/2021	(1)	—	15,000	5.00	8/19/2031
	7/8/2021	(1)	—	33,333	5.00	7/8/2031
	3/3/2021	(2)	—	91,667	8.82	3/3/2031
	1/1/2021	(1)	—	83,334	7.62	1/1/2031
Robert Sauermann	8/19/2021	(1)	—	15,000	5.00	8/19/2031
	7/8/2021	(1)	—	33,333	5.00	7/8/2031
	3/3/2021	(2)	—	75,000	8.82	3/3/2031
	1/8/2021	(1)	—	16,667	7.74	1/8/2031
	10/8/2020	(1)	6,481	10,186	3.60	10/8/2030
	12/19/2019	(1)	44,444	22,223	3.60	12/19/2029
(1)Options vest as follows: 1/3rd on the first annual anniversary of the grant date and 1/36th on each monthly anniversary thereafter.
(2)67% of the options shall vest as to 1/3rd on the first annual anniversary of the grant date and 1/36th on each monthly anniversary thereafter, and 33% of the options shall vest as to 1/3rd on the 18 month anniversary of the grant date and 1/36th on each monthly anniversary thereafter.
Employment Agreements and Potential Payments Upon Termination
We entered into employment agreements with Mr. Lerner effective as of December 28, 2020, Ms. Cook effective as of October 8, 2020, Mr. Young effective as of January 1, 2021 and Mr. Sauermann effective as of September 27, 2020 (the “NEO Employment Agreements”).
Pursuant to the NEO Employment Agreements, each NEO is employed on an at-will basis. Each NEO’s base salary is subject to review each year by our Board. Each NEO is also eligible to earn an annual cash performance bonus of up to a certain percentage of such executive’s annual base salary, which percentage for 2022 in the case of Mr. Lerner is set at 50% and in the case of Ms. Cook and Messrs. Young and Sauermann is set at 40%. The actual amount of the annual cash performance bonus for each NEO is determined by our Board based on the achievement of performance goals and objectives established by the Company and such executive. In addition, each NEO is eligible for additional stock option equity grants at the discretion of our Board based on the achieved of certain performance targets.
The NEO Employment Agreements also contain standard confidentiality, intellectual property assignment, non-competition and non-solicitation covenants.

Pursuant to the NEO Employment Agreements, in the event the executive’s employment is terminated due to death, disability (as defined in the NEO Employment Agreements), for any reason by the executive provided three months’ advance written notice is given by the executive to the Company, or for any reason by the Company provided at least thirty days advance written notice is given from the Company to the executive, the executive will be eligible to receive: (i) any accrued but unpaid base salary for services rendered to the date of termination and any accrued but unpaid expenses required to be reimbursed under such employment agreement, (ii) a lump sum payment equal to the executive’s target bonus that remains unpaid for the previous completed year; and (iii) severance equal to six months of executive’s base salary paid in the form of continuing installments on the Company’s ordinary payroll schedule.
Pursuant to the NEO Employment Agreements, in the event of a “merger” (as defined in the NEO Employment Agreements), (i) if the executive’s employment is terminated for “cause” following a merger, executive will be entitled to the severance payments described above, or (ii) if the executive’s employment is terminated by the executive for “good reason” or by the Company or its successor “without cause” within twelve months following a merger, the executive will be entitled to the severance payments described above, plus a lump sum payment equal to one-half of such executive’s annual base salary. In addition, immediately preceding a merger, all of the executive’s unvested stock options shall vest and become exercisable in their entirety and may be exercised with a cashless exercise.
For purposes of the NEO Employment Agreement:
•“cause” means (i) any act of personal dishonesty taken by the NEO in connection with his or her responsibilities as an employee which is intended to result in personal enrichment of the NEO, (ii) the NEO’s conviction of a felony that our Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the NEO that constitutes misconduct and is injurious to the Company, including without limitation any breach of the NEO's confidentiality obligations, and (iv) continued willful violations by the NEO of his or her obligations to the Company for a period of 30 days after there has been delivered to the NEO a written demand for performance from the Company which describes the basis for the Company’s belief that the NEO has not substantially performed their duties.
•“good reason” shall exist if one or more of the following circumstances exists uncured for a period of 30 days after the NEO has notified the Company of the existence of such circumstance(s) after a merger: (i) without the NEO’s express written consent, a significant reduction of the Executive’s duties, position or responsibilities relative to the NEO's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the NEO from such position, duties, and responsibilities, unless the NEO is provided with comparable duties, position and responsibilities, it being understood that the NEO shall not be deemed to have been removed from such position if and as long as the NEO shall be offered or shall have an executive position within their area of experience or expertise; (ii) without the NEO’s express written consent, a substantial reduction, without good business reasons, of the facilities and tools (including office space and location) available to the NEO immediately prior to such reduction; (iii) a reduction by the Company of the NEO’s base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the NEO is entitled immediately prior to such a reduction with the result that the NEO’s overall benefits package is significantly reduced; or (v) without the NEO’s express written consent, the relocation of the NEO to a facility or a location more than 50 miles from their then-current location.
•"merger" means a merger, consolidation, acquisition or liquidation event of the Company with, into or by any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, resulting in the shareholders of the Company immediately prior to such transaction holding less than a majority of the outstanding voting equity securities of the surviving corporation in such merger, consolidation, acquisition or sale of assets reorganized.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a Say On Pay proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC’s compensation disclosure rules.
This advisory vote on executive compensation is not binding, however, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the compensation paid to Better Choice Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board recommends a vote "FOR" Proposal 3.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also requires that we provide our shareholders with the opportunity to cast an advisory vote on how frequently future shareholder advisory votes on executive compensation should occur. Shareholders may indicate their preference for a vote every one, two or three years, or may also abstain from voting on this proposal if preferred.
Our Board believes that a Say on Pay vote every year is consistent with our corporate governance and compensation philosophies and allows shareholder to express their views on the Company’s executive compensation program annually in light of the fact that executive compensation disclosures and decisions are made annually.
This advisory vote is not binding, however, the Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.
Shareholders may cast their vote on the preferred voting frequency of an advisory vote on executive compensation by choosing any one of the following options: (1) an advisory vote every one year; (2) an advisory vote every two years; (3) an advisory vote every three years; or (4) abstaining from voting. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The Board recommends that you vote for the option of One Year for Proposal 4.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plan in effect as of December 31, 2021, which was approved by our shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved By Shareholders(1)	2,684,041	6.10	15,959
Total	2,684,041	6.10	15,959
(1)On November 11, 2019, the Company received shareholder approval for the Amended and Restated 2019 Incentive Award Plan (the “Amended 2019 Plan”). The Amended 2019 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock or cash-based awards or a dividend equivalent award. The Amended 2019 Plan authorized the issuance 1,083,334 shares of common stock which was increased to 1,500,000 after the Halo acquisition. The Amended 2019 Plan also provides for an annual increase on the first day of each calendar year beginning on January 1, 2021 and ending on and including January 1, 2029, equal to the lesser of (A) 10% of the shares of common stock outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Board.
OWNERSHIP OF COMMON STOCK
Security Ownership Of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 18, 2022 by:
•each beneficial owner of 5.0% or more of the outstanding shares of our outstanding common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all directors, director nominees and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or issuable under convertible securities held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 29,364,712 shares of common stock outstanding as of the Record Date.
To our knowledge, except as set forth in the footnotes to this table and subject to any applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is c/o Better Choice Company, 12400 Race Track Road, Tampa, Florida 33626.

	Shares Beneficially Owned
Name of Beneficial Owner	Number(1)	%
Named Executive Officers and Directors:
Scott Lerner(2)	119,347	*
Sharla A. Cook(3)	48,759	*
Donald Young(4)	125,543	*
Robert Sauermann(5)	225,819	1%
Lionel F. Conacher(6)	53,669	*
Arlene Dickinson(7)	43,669	*
Gil Fronzaglia(8)	51,895	*
John M. Word III(9)	6,003,741	20%
Michael Young(10)	928,590	3%
All executive officers and directors as a group (9 persons)	7,601,032	26%

5% Shareholders:
Edward J. Brown Jr TTEE(11)	4,127,397	14%
HH-Halo LP(12)	2,511,538	9%
MUST Asset Management Inc.(13)	1,863,414	6%
Thriving Paws LLC(14)	1,532,066	5%
Cavalry Fund I LP(15)	1,558,115	5%
Brandywine Global Investment Management, LLC(16)	1,503,613	5%
(*)Represents beneficial ownership of less than 1% of class.
(1)In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options, warrants or restricted stock units held by that individual or entity that are either currently exercisable or exercisable within 60 days from the date hereof are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.
(2)Includes (i) 14,788 shares of common stock directly held, (ii) 2,707 shares of common stock indirectly held, (iii) 4,000 shares of common stock underlying warrants exercisable within 60 days of April 18, 2022 directly held, (iv) 2,667 shares of common stock underlying warrants exercisable within 60 days of April 18, 2022 indirectly held and (v) 95,185 shares of common stock underlying options exercisable within 60 days of April 18, 2022.
(3)Includes (i) 6,502 shares of common stock directly held, (ii) 3,334 shares of common stock underlying warrants exercisable within 60 days of April 18, 2022 directly held, and (iii) 38,923 shares of common stock underlying options exercisable within 60 days of April 18, 2022.
(4)Includes (i) 48,601 shares of common stock directly held, (ii) 2,000 shares of common stock indirectly held, (iii) 10,000 shares of common stock underlying warrants exercisable within 60 days of April 18, 2022 directly held, and (iv) 64,942 shares of common stock underlying options exercisable within 60 days of April 18, 2022.
(5)Includes (i) 9,300 shares of common stock directly held, (ii) 86,879 shares of common stock indirectly held, (iii) 37,871 shares of common stock underlying warrants exercisable within 60 days of April 18, 2022 indirectly held, and (iv) 91,769 shares of common stock underlying options exercisable within 60 days of April 18, 2022.
(6)Includes 53,669 shares of common stock directly held.
(7)Includes 43,669 shares of common stock directly held.
(8)Includes (i) 48,669 shares of common stock directly held and (ii) 3,226 shares of common stock underlying options exercisable within 60 days of April 18, 2022.
(9)Includes (i) 3,276,283 shares of common stock directly held, (ii) 14,335 shares of common stock indirectly held, (iii) 2,696,752 shares of common stock underlying warrants exercisable within 60 days of April 18, 2022 directly held, (iv) 8,501 shares of common stock underlying warrants exercisable within 60 days of April 18, 2022 indirectly held and (v) 7,870 shares of common stock underlying options exercisable within 60 days of April 18, 2022.
(10)Includes (i) 710,598 shares of common stock directly held, (ii) 62,748 shares of common stock indirectly held, (iii) 60,834 shares of common stock underlying warrants exercisable within 60 days of April 18, 2022 directly held and (iv) 94,410 shares of common stock underlying options exercisable within 60 days of April 18, 2022.
(11)Based solely on Schedule 13G filed with the SEC on February 28, 2022, by Edward J. Brown Jr., which is deemed to be the beneficial owner of 2,336,477 shares of common stock held indirectly through the Edward J. Brown, Jr. Trust dated April 12, 2001 (the "Trust"), of which Edward J. Brown Jr. is the sole trustee; and 1,790,920 shares of common stock that are issuable within 60 days upon the exercise of warrants held indirectly as trustee of the Trust. The business address of the reporting person is 721 South Parker Street, Suite 140, Orange, CA 92868.

(12)Based solely on a Schedule 13G/A filed jointly with the SEC on February 14, 2022, by HEP Partners LLC, HH-Halo GP LLC, HH-Halo GP LP, HH-Halo LP, Mack H. Hicks and Thomas O. Hicks, of which HH-Halo LP is the direct beneficial owner of 2,511,538 shares of common stock which includes 103,882 shares of common stock that may be acquired by HH-Halo LP within 60 days upon the exercise of warrants. The business address of each of the reporting persons is 2200 Ross Avenue, Suite 5000, Dallas, TX 75201.
(13)Based solely on a schedule 13G filed jointly with the SEC on November 4, 2021, by MUST Asset Management Inc., MUST Holdings Inc., Dooyong Kim and Eunmi Koo, of which MUST Asset Management Inc. is deemed to be the beneficial owner of 1,863,414 shares of common stock. The business address of each of the reporting persons is 3F, Lynn Square 39, Eonju-ro 30-gil Gangnam-gu, Seoul, Republic of Korea.
(14)Includes 1,480,900 shares of common stock. The holder disclaims beneficial ownership of 51,166 shares of common stock underlying warrants due to beneficial ownership limitations. Thriving Paws, LLC (“Thriving Paws”) is controlled by Pegasus Partners III, L.P. (“PP III”). PP III is managed by Pegasus Capital Advisors III, L.P. (“PCA III”), which is controlled, indirectly, by Craig Cogut. As a result of the foregoing, each of Mr. Cogut, PCA III and PP III may be deemed to have beneficial ownership of the shares of common stock beneficially owned by Thriving Paws. The business address of each of the reporting persons is 61 Kinderkamack Rd., Woodcliff Lake, NJ 07677.
(15)Based solely on a Schedule 13G/A filed jointly with the SEC on February 4, 2022, by Cavalry Fund I LP, Cavalry Fund I Management LLC, and Thomas Walsh, of which Cavalry Fund I LP is deemed to be the beneficial owner of 1,558,115 shares of common stock. Cavalry Fund I Management LLC is the general partner of Cavalry Fund I LP. Mr. Walsh is the Manager of Cavalry Fund I Management LLC. As such, Cavalry Fund I Management LLC and Mr. Walsh may be deemed to beneficially own the securities held by Cavalry Fund I LP. To the extent Mr. Walsh is deemed to beneficially own such securities, Mr. Walsh disclaims beneficial ownership of these securities for all other purposes. The business address of each of the reporting persons is 61 82 E. Allendale Rd. Ste 5B, Saddle River, New Jersey 07458.
(16)Based solely on a Schedule 13G filed with the SEC on February 10, 2022, by Brandywine Global Investment Management, LLC, which is deemed to be the beneficial owner of 1,503,613 shares of common stock. The business address of the reporting person is 1735 Market Street, Suite 1800, Philadelphia, PA 19103.
Prohibition on Hedging
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited by our Insider Trading Policy from engaging in any such transactions.
Policy on Stock Pledging
Our Insider Trading Policy prohibits the pledging of our securities as collateral to secure loans.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our officers, directors and 10% shareholders file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us and written representations from officers and directors, we believe that all filing requirements were timely met during 2021, except Ms. Dickinson filed a Form 3 late on October 15, 2021, in connection with her appointment to the Board of Directors on September 28, 2021 and Mr. Word filed a Form 4 late on September 1, 2021, in connection with a common stock purchase on August 17, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
Other than the director and executive officer compensation arrangements discussed above under "Director Compensation" and "Executive Compensation," there were no transactions during the year ended December 31, 2021 in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.
Security Issuances
January 2021 Private Placement
In January 2021, we consummated the January 2021 Private Placement in which we raised approximately $4.1 million, including investments by John M. Word III, Donald Young, Anthony Santarsiero (a former executive vice president of the Company), Michael Young, Scott Lerner, Robert Sauermann, Clinton Gee, Michael Close and Edward J. Brown Jr. Each Unit was sold in the January 2021 Private Placement at a per unit price of $7.50 and consisted of (i) one share of the Company’s common stock, par value $0.001 per share; and (ii) a warrant to purchase for a six year period one share of common stock at an exercise price per share of $8.70 (subject to certain beneficial ownership limitations). Pursuant to a registration rights agreement entered into in connection with the January 2021 Placement, we registered for the benefit of the investors the shares of common stock issued in the January 2021 Private Placement.
Each of our related party's participation in the January 2021 Private Placement is set forth in the following table:

Name	Aggregate Purchase Price ($)	Common Stock Units (#)
John M. Word III	$656,250	87,501
Donald Young	$75,000	10,000
Anthony Santarsiero	$50,000	6,667
Michael Young	$50,000	6,667
Scott Lerner	$50,000	6,667
Robert Sauermann	$25,000	3,334
Clinton Gee	$25,000	3,334
Michael Close	$25,000	3,334
Edward J. Brown Jr. TTEE	$100,000	13,334
July 2021 Initial Public Offering
In July 2021, we consummated an initial public offering of our common stock in which we raised $40 million in gross proceeds in which our shares of common stock were sold to the public at $5.00 per shares and were listed on the NYSE American. Messrs. Lerner, Sauermann, Young, Word and Fronzaglia participated in the public offering.
Each of our related party’s participation in the July 2021 Private Placement is set forth in the following table:

Name	Aggregate Purchase Price ($)	Common Shares (#)
Scott Lerner	$30,000	6,000
Robert Sauermann	$25,000	5,000
Michael Young	$710,000	142,000
John M. Word III	$525,000	105,000
Gil Fronzaglia	$25,000	5,000

Limitation of Liability and Indemnification Matters
Our certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except to the extent such exemption or limitation thereof is not permitted under the Delaware General Corporate Law and applicable law. Delaware law provides that such a provision may not limit the liability of directors:
•for any breach of their duty of loyalty to us or our shareholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or
•for any transaction from which the director derived an improper personal benefit.
Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification. Our certificate of incorporation also requires us to pay any expenses incurred by any director or officer in defending against any such action, suit or proceeding in advance of the final disposition of such matter to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by our amended and restated bylaws or otherwise. We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Shareholders can access our 2021 Annual Report, which includes our Form 10-K, and other financial information, on our website at https://ir.betterchoicecompany.com/sec-filings. If you would like to request a copy of the materials for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. Unless requested, you will not otherwise receive a paper or email copy of the materials.
OTHER BUSINESS
Our Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by telephone, by Internet or by executing and returning the proxy card at your earliest convenience.

BETTER CHOICE COMPANY INC.
12400 RACE TRACK ROAD
TAMPA, FLORIDA 33626

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/12/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BTTR2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/12/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Elect our directors;

Nominees	For	Against	Abstain
1a. Lionel F. Conacher	☐	☐	☐
1b. Arlene Dickinson	☐	☐	☐
1c. Gil Fronzaglia	☐	☐	☐
1d. John M. Word III	☐	☐	☐
1e. Michael Young	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on proposal 4.

	1 year	2 years	3 years	Abstain
4. Conduct an advisory vote on the frequency of future advisory votes on executive compensation;	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000571016_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is/are available at www.proxyvote.com

BETTER CHOICE COMPANY INC.
Annual Meeting of Shareholders
June 13, 2022 9:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Sharla Cook and Robert Sauermann, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BETTER CHOICE COMPANY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on 6/13/2022, Virtually at www.virtualshareholdermeeting.com/BTTR2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000571016_2 R1.0.0.24